Exhibit 14


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Financial Highlights for the Acquiring Fund" and "Representations and Warranties" in sections 4.1(i) and 4.2(g) of Appendix A: Form of Agreement and Plan of Reorganization in the Proxy Statement/Prospectus and to the incorporation by reference of our reports dated February 9, 2007, of the Hartford International Stock HLS Fund and Hartford International Opportunities HLS Fund as included in the Companies' Annual Reports to Shareholders for the year ended December 31, 2006, filed with the Securities and Exchange Commission in this Registration Statement (Form N-14) for the Hartford Series Fund, Inc.

We also consent to the incorporation by reference of the Statement of Additional Information dated May 1, 2007, which includes: (1) references to our firm under the captions "Disclosure of Portfolio Holdings", Independent Registered Public Accounting Firm", and "Financial Statements" and (2) our reports dated February 9, 2007, of the Hartford Series Fund, Inc. and Hartford HLS Series Fund II, Inc. included in the December 31, 2006, Annual Report to Shareholders.



                                       /s/ Ernst & Young LLP

Minneapolis, Minnesota
June 25, 2007